Exhibit 10.1

THIS EXECUTIVE CONSULTING AGREEMENT (this “Agreement”), dated as of June 29, 2020, (the “Effective Date”), is entered into by and among SolarWindow Technologies, Inc. (the “Company”), Vector Asset Management, Inc., a British Columbia, Canada corporation (“VAMI”), and the Assigned Consultant (as defined in the recitals below) who is a signatory to this Agreement. The Company, VAMI and the Assigned Consultant are sometimes collectively referred to as the “Parties” and individually as a “Party.”

Recitals:

WHEREAS, VAMI is in the business of providing business operations and development; and financial resource services;

WHEREAS, the VAMI and the Company are parties to that certain Consulting Agreement dated as of February 1, 2015 (the “Prior Agreement”) pursuant to which VAMI through its sole stockholder and employee, Mr. Jatinder S. Bhogal (the “Assigned Consultant”), was assigned by VAMI to provide, on its behalf, consulting services to the Company, which services included the Assigned Consultant’s services as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company and VAMI desire to terminate the Prior Agreement and to enter into this Agreement so as to more fully provide for (i) an expansion of the Assigned Consultant’s services to include, but not be limited to his service, on a full time basis, as the Company’s President and Chief Executive Officer, as well as his continued service as a member of the Board and (ii) the compensation for the Services (as defined in Section 2.1 below) to be provided.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Term of Agreement. The respective duties and obligations of the Parties under this Agreement (the “Consulting Relationship”) shall commence on the Effective Date and shall continue until June 30, 2023 (the “Initial Term”), unless earlier terminated as provided in Section 4 of this Agreement. Anything herein to the contrary notwithstanding either Party may terminate this Agreement with or without cause at any time subject only to the notice provision set forth herein; provided, however, that the Initial Term and any Extended Term (as defined below) of this agreement shall be automatically extended (any such extended term being herein referred to as an “Extended Term”) annually thereafter for an additional year unless either party hereto gives written notice of its intention to terminate this Agreement, upon the expiration of the Initial Term or the Extended Term, at least 30 days prior to the expiration of the Initial Term or the Extended Term, as the case may be. Except as otherwise amended in writing, all of the terms and conditions of this Agreement shall remain in full force and effect during any Extended Term. The Initial Term together with any Extended Terms are collectively referred to as the “Consulting Term.”

2.       Engagement and Duties Assigned Consultant.

2.1       Engagement; General Duties and Responsibilities. The Assigned Consultant, through VAMI, is hereby engaged to hold the office of the President and Chief Executive Officer of the Company during the Consulting Term. The Assigned Consultant shall have such duties and authority consistent with the position of President and Chief Executive Officer and such other positions and responsibilities as may be assigned to him from time to time by the Board, including, if, if requested by the Board, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation, subject to and in accordance with the terms and conditions of this Agreement.

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2.2       Devotion of Entire Time to the Business of Company. VAMI will cause, and the Assigned Consultant agrees to, devote his entire time and best efforts to the performance of his duties for the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and the Assigned Consultant shall not, directly or indirectly, engage or participate in any other employment or occupation, or in any activities which may conflict with his duties or the best interests of the Company. Notwithstanding the foregoing, nothing herein shall preclude the Assigned Consultant from: (i) serving, with the prior written consent of the Board, which consent may be withheld for any reason or no reason in the sole discretion of the Company’s Board, as a member of the board of directors or as an advisor (or their equivalents in the case of a non-corporate entity) (each an “Outside Service Capacity” and collectively, “Outside Service Capacities”), and in addition shall initially shall serve in the Outside Service Capacities for the entities set forth on Exhibit 2.2 to this Agreement and (ii) engaging in charitable activities and community affairs. The Board expressly reserves the right to withhold its consent to additional directorships following the date hereof, and, in the event of an identified conflict of interest with respect to Assigned Consultant’s duties and obligations to the Company, to withdraw its consent to (i) the Outside Service Capacities set forth on Exhibit 2.2 to this Agreement in the Board’s reasonable discretion and (ii) any other Outside Service Capacity approved by the Board following the date hereof, in the Board’s sole discretion.

2.3       Place of Performance. During the Term, the Assigned Consultant will be based in the Assigned Consultant’s home office, or from time to time at the Company’s offices at its headquarters’ location; although, the Assigned Consultant acknowledges and agrees that he may be required to travel to other locations, and to perform services in such other locations as requested by the Company or as appropriate to performing his services for the Company.

3.       Compensation; Benefits; Expense Reimbursements.

3.1       Base Consulting Fee. VAMI shall receive an annual base consulting fee” as set forth on the compensation rider to this Agreement (the “Compensation Rider”) and attached hereto as Exhibit 3.1 and made a part hereof (the “Base Consulting Fee”).

3.2       Bonus Consulting Fee. VAMI shall be eligible to receive an annual discretionary bonus fee as set forth on the Compensation Rider to this Agreement and attached hereto as Exhibit 3.1 and made a part hereof (the “Discretionary Bonus Consulting Fee”).

3.3       Stock Option Grant.

3.3.1 The conditional stock option granted VAMI on June 8, 2020 having the terms and conditions set forth on the Compensation Rider to this Agreement and attached hereto as Exhibit 3.1 and made a part hereof (the “Stock Option”) shall be effective as of July 1, 2020.

3.3.2 VAMI hereby assigns and transfers the Stock Option to the Assigned Consultant and directs that the Stock Option be issued by the Company directly to and in the name of the Assigned Consultant, as to which assignment, transfer and issuance the Company agrees.

3.4       Reimbursement of Expenses. The Company shall reimburse VAMI, for pre-approved business expenses reasonably incurred by VAMI or the Assigned Consultant in carrying out their respective responsibilities and obligations under this Agreement and promoting the Company’s business will be reimbursed, including mileage and travel expenses in accordance with IRS guidelines within thirty days of submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”). Such Expense Report shall include the level of detail that is required of other Company executives generally. Such reimbursement will be made within 30 days after the submission of such Expense Report. VAMI and the Assigned Consultant’s, as applicable, reporting and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the Consulting Term and subject to monthly review of the Company’s finance and accounting departments.

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3.5        Withholding Taxes. The Company shall withhold from any amounts payable to the to VAMI or the Assigned Consultant, as the case may be, any amount it is required to withhold pursuant to applicable law.

 3.6        Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to VAMI pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4,        Termination of Consulting Relationship. This Agreement and the Consulting Relationship hereunder may be terminated as follows:

4.1       Death. Automatically and immediately, in the event of the death of the Assigned Consultant.

4.2       Permanent Disability. If the Company determines in good faith that the Assigned Consultant has become Permanently Disabled, as defined below, during the Consulting Term in which event the Company shall have the right to give the Assigned Consultant notice of its intention to terminate his employment. In such event, the Assigned Consultant’s employment shall terminate effective as of the 30th day from the date of such notice, provided that, within the 30-day period after such receipt, the Assigned Consultant shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Permanently Disabled” shall mean the inability of the Assigned Consultant to perform the essential functions of one or more of his primary duties as a result of his incapacity, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which inability continues for a period of one hundred eighty (180) days, which need not be consecutive, within any three hundred sixty five (365) day period.

4.3       By the Company For Cause. Automatically and immediately upon providing notice to the Assigned Consultant at the option of the Company, after approval by the Board, for “Cause.” As used in this Agreement, “Cause” shall mean, in each case as determined in good faith by the Board: (i) the commitment by VAMI or the Assigned Consultant of any act involving fraud or moral turpitude, any act of dishonesty or breach of trust in connection with Assigned Consultant’s duties or obligations to the Company, (ii) willful misconduct or gross negligence by the Assigned Consultant in the performance of his duties to the Company, or refusal to comply with any reasonable direction of the Board, after the Assigned Consultant has been notified of such event in writing and has had thirty (30) days from receipt of such notice to cure such event (if capable of being cured), (iii) conviction of any felony, (iv) failure to deliver the Prior Inventions Schedule (as defined in Section 6.3.3), or (v) any material breach by Employee of his confidentiality and non-solicitation obligations to the Company.

4.4       By the Company Without Cause. At the option of the Company, at any time without Cause on thirty (30) days’ prior written notice thereof to the Assigned Consultant.

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4.5       By VAMI or the Assigned Consultant. At the option of VAMI or the Assigned Consultant, at any time on thirty (30) days’ prior written notice thereof to the Company.

4.6       Expiration of Consulting Term. Automatically and immediately upon the expiration of the Employment Term following notice by either the Company, VAMI or the Assigned Consultant of its or his intention not to renew this Agreement for an additional one-year term pursuant to Section 1 of this Agreement.

5.        Payments Upon Termination and Separation.

5.1        Death. Upon the termination of this Agreement due to the Assigned Consultant’s death, VAMI shall be entitled to receive only (i) the accrued and unpaid Base Annual Consulting Fee payable through the date of such termination; (ii) reimbursement for reasonable business expenses necessarily incurred by VAMI or the Assigned Consultant in the ordinary course of their respective duties and in accordance with the Company’s policies; (iii) a Prorated Discretionary Bonus Payment (as defined in the Compensation Rider) (prorated for the period of time in which the Assigned Consultant was actively at work on a full-time basis), if any; subsections (i) and (ii) of this Section 5.1 are hereinafter referred to as the “Accrued Rights.” Following the termination of the Consulting Relationship and this Agreements due to the Assigned Consultant’s death, except as set forth in this Section 5.1, neither VAMI nor the Assigned Consultant (and his legal representatives) shall have any further rights to any compensation or any other benefits under this Agreement.

5.2       Permanent Disability. Upon the termination of this Agreement due to the Assigned Consultant’s Permanently Disability pursuant to Section 4.2, VAMI shall be entitled to receive the Accrued Rights and the Prorated Discretionary Bonus Payment (prorated for the period of time in which the Assigned Consultant was actively at work on a full-time basis), if any. Following the termination of the Consulting Relationship and this Agreements due to the Assigned Consultant’s being Permanently Disabled, except as set forth in this Section 5.2, neither VAMI nor the Assigned Consultant (and his legal representatives) shall have any further rights to any compensation or any other benefits under this Agreement.

5.3       Termination for Cause. Upon the termination of this Agreement by the Company for Cause pursuant to Section 4.3, VAMI shall be entitled to receive only the Accrued Rights. Following the termination of this Agreement by the Company for Cause, except as set forth in this Section 5.3, neither VAMI nor the Assigned Consultant shall have any further rights to any compensation or any other benefits under this Agreement.

5.4       Termination Without Cause. Upon the termination of this Agreement by the Company without Cause pursuant to Section 4.4, other than in connection with a Change of Control as specified in Section 5.6 below, VAMI shall be entitled to receive (i) the Accrued Rights, and (ii) subject to delivery to the Company, by each of VAMI and the Assigned Consultant, of an executed written general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Release”) within 21 days following the date the Assigned Consultant has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date VAMI and the Assigned Consultant each returns the executed Release to the Company and, if the Assigned Consultant then should be a director of the Company, the Assigned Consultant’s resignation from the Board in accordance with Section 5.7 hereof, (A) the Prorated Bonus Payment; and (B) the Base Fee in effect at termination, for twelve (12) months, payable in accordance with the normal payroll practices of the Company (collectively, the “Severance Benefit”). Following the termination of this Agreement by the Company without Cause pursuant to Section 4.4, other than in connection with a Change of Control, except as set forth in this Section 5.4, neither VAMI nor the Assigned Consultant shall have any further rights to any compensation or any other benefits under this Agreement.

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5.5        Resignation of Assigned Consultant; Non-Renewal by the Assigned Consultant or the Company. Upon the termination of this Agreement by the Assigned Consultant or VAMI, pursuant to Section 4.4 or the non-extension of the Initial Term or any Extended Term pursuant to Section 1 by any Party, VAMI shall be entitled to receive only the Accrued Rights. Following the termination of this Agreement by the Assigned Consultant or VAMI, pursuant to Section 4.4 or the non-extension of the Initial Term or any Extended Term pursuant to Section 1 by any Party, except as set forth in this Section 5.5, neither VAMI nor the Assigned Consultant shall have any further rights to any compensation or any other benefits under this Agreement.

5.6        Effect of Change of Control. In the event that, following a Change of Control (as defined below) this Agreement is terminated by the Company without Cause prior to the later of (a) the first anniversary of the Effective Date, or (b) within twelve (12) months of the Change of Control, then VAMI shall be entitled to receive (i) the Accrued Rights, (ii) the Prorated Bonus Payment, if any and (iii) subject to VAMI and the Assigned Consulting delivering to the Company the Release, within 21 days following the date the Assigned Consultant has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date on which each of VAMI and the Assigned Consultant returns the executed Release to the Company and, if the Assigned Consultant then should be a director of the Company, the Assigned Consultant’s resignation from the Board in accordance with Section 5.7 hereof, an amount equal to the Base Annual Consulting Fee in effect on the termination date multiplied by 1.5, which amount is payable in a lump sum within thirty (30) days; and (iv) the termination without Cause occurs prior to the first anniversary of the Effective Date, the vesting of all stock option grants set forth on Exhibit 3.1 regardless of date or condition of vesting, shall vest as of the date of such termination.

If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated. Following the termination of this Agreement as described in this Section 5.6 or otherwise in connection with a Change of Control, except as set forth in this Section 5.6, VAMI and the Assigned Consultant shall have no further rights to any compensation or any other benefits under this Agreement.

For the purposes this Agreement, “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding shares of common stock of the Company (the “Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of fifty percent (50%) or more of outstanding Common Stock shall not constitute a Change of Control, and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than fifty percent (50%) of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such acquisition of the outstanding Common Stock, shall not constitute a Change in Control; or (ii) the consummation of (a) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from Merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding Common Stock.

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5.7        Board Resignation as a Condition Precedent. Assigned Consultant agrees, as a condition to the receipt of the termination payments and benefits provided for in this Section 5, and notwithstanding giving the Release, that should Assigned Consultant be a director of the Company he shall automatically be deemed to have resigned from the Board of the Company whether or not such written resignation is tendered.

5.8       Termination of Consulting Relationship. For avoidance of doubt, termination of this Agreement for any reason whatsoever shall constitute an automatic termination of the Consulting Relationship unless the otherwise agreed in writing by the Parties.

6.       Confidential Information and Invention Assignment Agreement.

6.1        Applicability to Past Activities. The Company, VAMI and the Assigned Consultant each acknowledge that VAMI and the Assigned Consultant have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of VAMI and the Assigned Consultant’s involvement with the Company, that would have been “services” if performed during the term of this agreement, for a period of time prior to the effective date of this agreement, including, but not limited to the period covered by the Prior Agreement (the “Prior Consulting Period”). Accordingly, if and to the extent that, during the Prior Consulting Period: (i) VAMI and the Assigned Consultant received access to any information from or on behalf of the Company that would have been confidential information (as defined below) if VAMI and the Assigned Consultant received access to such information during the term of this Agreement; or (ii) VAMI and the Assigned Consultant (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the company, or related to the current or prospective business of the Company in anticipation of VAMI and the Assigned Consultant’s involvement with the Company, that would have been an invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a prior invention (as defined below) if incorporated into such item during the term of this agreement; then any such information shall be deemed “confidential information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

6.2       Confidential Information.

6.2.1       Protection of Information. Each of VAMI and the Assigned Consultant understands that during the Consulting Relationship, the Company intends to provide Assigned Consultant with certain information, including Confidential Information (as defined below), without which Consultant would not be able to perform the Assigned Consultant’s duties to the Company. At all times during the term of the Consulting Relationship and thereafter, Assigned Consultant shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform the Services, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that Assigned Consultant obtains from the Company or otherwise obtains, accesses or creates in connection with, or as a result of, the Services during the term of the Consulting Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Assigned Consultant or of others who were under confidentiality obligations as to the item or items involved. The Assigned Consultant shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of the provision of Services.

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6.2.2       Confidential Information. VAMI and the Assigned Consultant understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory and process notebooks, processes, formulas and formulations , techniques, device fabrication and materials, mask works, engineering and process designs and drawings, hardware and process configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom the Assigned Consultant called or with whom Assigned Consultant became acquainted during the Consulting Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial modeling and forecasts, historical financial data, budgets or other business or technology information disclosed to VAMI or the Assigned Consultant by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

6.2.3       Third Party Information. VAMI and the Assigned Consultant’s agreements in this Section 6.2 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Consulting Relationship and thereafter, the Assigned Consultant will not improperly use or disclose to the Company any confidential, proprietary or secret information of VAMI or the Assigned Consultant’s former clients or any other person, and neither VAMI nor the Assigned Consultant will bring any such information onto the Company’s property or place of business or incorporate any such confidential, proprietary or secret information in connection with the Services.

6.2.4       Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information, including, but not limited to any rights set forth in the Prior Agreement, which by their terms survive termination.

6.2.5       U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. See Exhibit 5.2 (e).

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6.3       Ownership of Inventions.

6.3.1       Work for Hire. VAMI and the Assigned Consultant understand and agree that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, service ideas, photographs, negatives, tapes and masters therefor, computer programs including their source code and object code, prototypes and other materials (collectively, “Work Product”), including, without limitation, any and all such Work Product generated and maintained on any form of electronic media, that VAMI or the Assigned Consultant generates, either alone or jointly with others, during employment with Company will be considered a “work made for hire,” and ownership of any and all copyrights in any and all such Work Product will belong to Company. In the event that any portion of the Work Product should be deemed not to be a “work made for hire” for any reason, each of VAMI and the Assigned Consultant hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of their respective right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. rights hereunder. Each of VAMI and the Assigned Consultant hereby waives any claim or right under “droit moral” or moral rights to object to Company’s copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

6.3.2       Inventions. Each of VAMI and the Assigned Consultant understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. VAMI or the Assigned Consultant understands this includes, but is not limited to, any new product, machine or process, article of manufacture, technology or process related materials, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, synthesis, composition of matter or structure, design or configuration of any kind, or any improvement thereon. Each of VAMI and the Assigned Consultant understand that “Company Inventions” means any and all Inventions that Each of VAMI and the Assigned Consultant, or VAMI’s personnel or consultants may solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the Services performed for the Company or otherwise in connection with the Consulting Relationship, except as otherwise provided in Section 6.4 below.

6.3.3       Prior Inventions. To preclude any possible uncertainty with respect to Inventions, VAMI shall deliver, and cause the Assigned Consultant to deliver, within 30 calendar days of the Effective Date, a schedule (the “Prior Inventions Schedule”) setting forth a complete list of all prior inventions, discoveries, improvements, or works of authorship that VAMI or the Assigned Consultant has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of the Assigned Consultant ’s employment with the Company, that the Assigned Consultant considers to be Consultant ’s property or the property of third parties and that VAMI or the Assigned Consultant wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause VAMI or the Assigned Consultant to violate any prior confidentiality agreement, the Assigned Consultant understands that the Assigned Consultant is not to list such Prior Inventions in such attachment but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, Consultant represents and warrants that there are no Prior Inventions. If, in the course of the Assigned Consultant ’s engagement by the Company, VAMI or the Assigned Consultant incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, VAMI or the Assigned Consultant agree that neither VAMI nor the Assigned Consultant will incorporate, or permit to be incorporated, Prior Inventions in any Company inventions without the Company’s prior written consent.

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6.3.4 Use or Incorporation of Inventions. If VAMI or the Assigned Consultant incorporates any Inventions relating in any way to the Company’s business or demonstrably anticipated research or development that were conceived, reduced to practice, created, derived, developed or made by VAMI or the Assigned Consultant either outside the scope of VAMI or the Assigned Consultant’s Services for the Company under this Agreement or prior to the execution of this Agreement (collectively, the “Out-of-Scope Inventions”) into any of the Company Inventions, each of VAMI and the Assigned Consultant hereby grants to the Company a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, Trade Secret and other intellectual property rights or know-how relating to any Out-of-Scope Inventions that Consultant incorporates, or permits to be incorporated, in any Company Inventions. VAMI and the Assigned Consultant agree that neither VAMI nor the Assigned Consultant will not incorporate, or permit to be incorporated, any Inventions or know-how conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Inventions into any Company Inventions without the Company’s prior written consent.

6.3.5       Assignment of Company Inventions. The VAMI and the Assigned Consultant, as the case may be, will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of the VAMI or the Assigned Consultant’s, as the case may be, right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. VAMI and the Assigned Consultant hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that VAMI and the Assigned Consultant now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If VAMI or the Assigned Consultant has any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, VAMI and the Assigned Consultant, as the case may be, hereby unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.

6.3.6       Related Rights. To the extent that VAMI or the Assigned Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, trademark rights, service mark rights, trade dress or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), each of VAMI and the Assigned Consultant, as applicable, hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

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6.3.7       Maintenance of Records. Each of VAMI and the Assigned Consultant, as applicable, shall keep and maintain adequate and current written records of all Company Inventions made or conceived by Consultant or Consultant’s personnel (solely or jointly with others) during the term of the Consulting Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory and process notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. Neither VAMI nor the Assigned Consultant shall remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Each of VAMI and the Assigned Consultant, as applicable, shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Consulting Relationship as provided for in Section 10.15.

6.3.8       Intellectual Property Rights. Each of VAMI and the Assigned Consultant, as applicable, shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordings, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. VAMI’ or the Assigned Consultant’s obligation, as the case may be, to execute or cause to be executed, when it is in their respective power to do so, any such instrument or papers shall continue during and at all times after the end of the Consulting Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Each of VAMI and the Assigned Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their respective agent and attorney-in-fact, to act for and in their respective behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by VAMI or the Assigned Consultant’s subsequent incapacity or unavailability.

6.4       Exception to Assignments. Subject to the requirements of applicable state law, if any, VAMI and the Assigned Consultant understands that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable law, if any. Generally, such laws, exclude any inventions, discoveries, trade secrets and improvements, whether or not patentable, that Consultant has developed entirely on its or his own time without using the Company's equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that was performed for the Company. VAMI and the Assigned Consultant will advise the Company promptly in writing of any inventions that it believes meet the foregoing criteria and not otherwise disclosed on Exhibit 6.3.3.

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In order to assist in the determination of which inventions qualify for such exclusion, Consultant will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Consulting Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by VAMI and the Assigned Consultant or VAMI’s personnel in connection with, or as a result of, the Services performed for the Company during the Term (and any extension thereof).

7.       Non-Disparagement. During the Consulting Term and at all times thereafter, neither VAMI nor the Assigned Consultant shall make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i) members of the Board and (ii) members of the Company's senior management shall not make any derogatory comment concerning VAMI and the Assigned Consultant. Notwithstanding anything to the contrary herein, VAMI and the Assigned Consultant understands that nothing in this Agreement restricts or prohibits VAMI and the Assigned Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

8.       Cooperation. During and after the Consulting Term, VAMI and the Assigned Consultant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired during anytime in which the VAMI and Assigned Consultant were engaged by the Company. The Company shall fairly compensate VAMI and for the time of the Assigned Consultant and shall reimburse it for any reasonable out-of-pocket expenses incurred in connection with the Assigned Consultant’s performance of obligations pursuant to this Section 8. The Assigned Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness for the Company at mutually convenient times.

9.        Non-Competition. Non-Competition and Non-Solicitation and Non-Circumvention.

9.1         Non-Competition. Except as authorized by the Company, during the Consulting Term and for a period of twelve (12) months thereafter, neither VAMI nor the Assigned Consultant will (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; or (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership (provided such ownership interest is acquired solely for investment purposes) or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any company or business which is engaged directly or indirectly in any Company Business carried on or planned to be carried on (if such plans were developed the term of the Consulting Relationship) by the Company; and “Company Business” means the Company’s business activities and operations as conducted during the term of the Consulting Relationship and all products conceived, planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, together with all services provided or planned by the Company, during your Consulting Relationship with the Company.

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9.2       Non-Solicitation and Non-Circumvention. For a period of twelve (12) months following the termination of the Consulting Term, neither VAMI nor the Assigned Consultant will directly or indirectly, whether for your account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were investors, customers or employees of the Company during the Consulting Term, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of the Consulting Term. Without limiting the foregoing, Consultant shall not, directly or indirectly (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the Consulting Term, to terminate its, her or his relationship with the Company or to become employed or engaged by VAMI or any individual or entity by which Consultant may be engaged or for which it is acting as a consultant or advisor, and/or (ii) interfere in any other way with the employment, or other relationship, of any employee of, or consultant to, the Company.

9.3        Injunctive Relief.  VAMI and the Assigned Consultant acknowledges and agrees that the covenants and obligations of Consultant set forth in this Agreement relate to special, unique and extraordinary Services rendered by VAMI and the Assigned Consultant to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Consultant agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining VAMI and the Assigned Consultant from committing any violation of the covenants and obligations contained herein.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

10.       Miscellaneous.

10.1        Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by VAMI or the Assigned Consultant. This Agreement may be assigned by the Company without the consent of VAMI or the Assigned Consultant to a person or entity which is an affiliate or a successor in interest (by law or agreement) to substantially all of the assets or business operations of the Company. Upon any such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

10.2       Code of Ethics. VAMI and the Assigned Consultant acknowledge receipt of the Company’s “Code of Corporate Governance and Ethics,” and having read the same agree to abide by the terms thereof.

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10.3       Entire Agreement.

10.3.1 This Agreement contain the entire understanding of the Parties with respect to the engagement of VAMI and the Assigned Consultant by the Company and supersede any prior agreements between the Parties (including the Prior Agreement”) relating to the subject matter herein, which agreements, are hereby mutually terminated and cancelled. Anything in the foregoing to the contrary notwithstanding, those provisions of the Prior Agreement that were to survive the termination thereof shall remain in full force and effect in accordance with their terms.

10.3.2 There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or in the Confidentiality Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

10.4       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.5       Waiver; Amendment.

10.5.1 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

10.5.2 This Agreement may be amended or modified only by mutual agreement of duly authorized representatives of the parties in writing.

10.6       Acknowledgment as to Legal Counsel. VAMI and the Assigned Consultant each acknowledges that they have had the opportunity to consult legal counsel and a tax advisor in regard to this Agreement, and that they have read and understand this Agreement. Each of VAMI and the Assigned Consultant is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily and based on its or his own judgment and not based on any representations or promises other than those contained herein.

10.7        Representations of Consultant; Absence of Conflicts. Each of VAMI and the Assigned Consultant represent and warrant to the Company that (i) each is entering into this Agreement voluntarily and that the engagement hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by either VAMI or the Assigned Consultant of any agreement to which either is a party or by which either may be bound, (ii) the engagement by the Company of VAMI and the Assigned Consultant, does not, and will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which either is or may be bound, (iii) neither VAMI nor the Assigned Consultant has any outstanding commitments inconsistent with any of the terms of this Agreement or the Services to be rendered hereunder, and (iv) in connection within this engagement with the Company neither will use any confidential or proprietary information that may have obtained in connection with said engagement with any prior or future employer.

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10.8       Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

If to the Company:

SolarWindow Technologies, Inc.

300 Main Street

Suite 6

Vestal, New York 13850

Attention: Harmel S. Rayat, Chairman of the Board

Email: hsr@solarwindow.com

If to VAMI or the Assigned Consultant:

Vector Asset Management, Inc.

700 - 688 West Hastings Street
Vancouver, BC V6B 1P1

Attention: President & CEO

JSBhogal@vectorasset.com

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 18.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.9       Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein or in any exhibit or schedule hereto are in lawful currency of the United States.

10. 10     Surviving Provisions. Notwithstanding the termination of this Agreement and the Consulting Relationship, the rights and obligations contained in this Agreement, including without limitation Sections 5, 6, 7, 8, 9 and 10, which by their nature require performance following termination, shall survive any termination or expiration of this Agreement the terms and conditions set forth in of this Agreement shall survive any termination of this Agreement.

10.11       Execution by All Parties; Counterparts; Delivery by Email or Facsimile.

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10.11.1 This Agreement shall not be binding or enforceable unless and until executed on behalf of all parties hereto.

10.11.2 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by the Company, VAMI and the Assigned Consultant and delivered to the other, it being understood that the Company and Consultant need not sign the same counterpart. This Agreement may be executed by facsimile or email signature and a facsimile or email signature shall constitute an original for all purposes.

10.11.3 This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

10.12       Construction. The Company, VAMI and the Assigned Consultant have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company, VAMI and the Assigned Consultant and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.13        Interpretation.

10.13.1 For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.13.2 Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Section references are to sections of this Agreement unless otherwise specified. Any reference herein to “Consultant” shall mean both VAMI and the Assigned Consultant.

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10.14        Indemnification.

10.14.1 Indemnification of Consultant by the Company. The Company shall indemnify, defend and hold Consultant its subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims”) which arise out of or result from any breach or alleged breach of this Agreement by the Company. The Assigned Consultant shall be covered by any directors and officers insurance policies (the “D&O Insurance”), with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

10.14.2 Indemnification of Company by Consultant. Each of VAMI and the Assigned Consultant, jointly and severally, shall indemnify, defend and hold harmless the Company, its subsidiaries, affiliates, officers, directors and employees, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by Consultant or any claim arising out of Consultant’s negligence or wanton or willful misconduct in the performance of its obligations under this Agreement.

10.15   Ownership and Return of Company Property. All materials furnished to Consultant by the Company, including Confidential Information, whether delivered to Consultant by the Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of the Company, and Consultant hereby does and will assign to the Company all rights, title and interest Consultant may have or acquire in the Company Property. At the Company’s request and no later than five (5) days after such request, Consultant shall, at the Company’s option, destroy or deliver to the Company (i) all Company Property, (ii) all tangible media of expression in Consultant’s possession or control that incorporate or in which are fixed any Confidential Information of the Company, and (iii) written certification of Consultant’s compliance with Consultant’s obligations under this Agreement.

10.16       Equitable Remedies. Each Party hereto acknowledges that the other Parties hereto would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such Party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement or obtain any other remedy in respect of any breach thereof), the prevailing Party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

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10.17       Governing Law. Any term or provision of this Agreement that is invalid or unenforceable for any reason whatsoever that provision shall be divisible from this Agreement and shall be deemed to be deleted from it and the validity of the remaining provisions shall not be affected. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. In the event of any action being commenced hereunder, each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, City of New York, County of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the Effective Date.

VECTOR ASSET MANAGEMENT, INC.

By:	__________________________________________	Dated: June 29, 2020
Name:	Jatinder S. Bhogal
Title:	President

ASSIGNED CONSULTANT

	__________________________________________	Dated: June 29, 2020
Name:	Jatinder S. Bhogal

SOLARWINDOW TECHNOLOGIES, INC.

By:	__________________________________________	Dated: June 29, 2020
Name:	Harmel S. Rayat
Title:	Chairman of the Board, Authorized Signatory

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EXHIBIT 2.2

TO THE CONSULTING AGREEMENT DATED JUNE 29, 2020

BY AND AMONG

SOLARWINDOW TECHNOLOGIES, INC.,

VECTOR ASSET MANAGEMENT, INC.

AND

JATINDER S. BHOGAL

(THE “CONSULTING AGREEMENT”)

*****

OUTSIDE SERVICE CAPACITIES

Capitalized terms used in this Exhibit 2.2 and not otherwise defined shall have the meaning ascribed thereto in the Consulting Agreement.

VAMI and the Assigned Consultant as of July 1, 2020 provide, and anticipate continuing to provide, during the Consulting Term, consulting services to the following entities:

RenovaCare, Inc.

StemCell Systems GmbH

GlobalOne Sciences Corp.

RevyvLife Sciences Inc.

MicroTransplant Technologies

Cosmic Medical

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EXHIBIT 3.1

TO THE CONSULTING AGREEMENT DATED JUNE 29, 2020

BY AND AMONG

SOLARWINDOW TECHNOLOGIES, INC.,

VECTOR ASSET MANAGEMENT, INC.

AND

JATINDER S. BHOGAL

(THE “CONSULTING AGREEMENT”)

*****

COMPENSATION RIDER

Capitalized terms used in this Exhibit 3.1 and not otherwise defined shall have the meaning ascribed thereto in the Consulting Agreement.

1.        Annual Base Consulting Fee

(a) During the Initial Term, in consideration of the Services to be provided, inclusive of those provided by the Company shall pay VAMI an annual base consulting fee of $410,000 (the “Base Annual Consulting Fee”) payable in accordance with the Company’s general payroll policies.

(b) Not less than yearly, the Board shall evaluate the Base Annual Consulting Fee in light of the performance of Consultant and the Company and in its discretion increase such fee as the Board deems appropriate.

2.       Discretionary Annual Performance Bonus

(a)       During the Consulting Term, in the sole discretion of the Board, following each calendar year of employment, the Employee may be eligible to receive a discretionary cash bonus, of up to forty percent (40%) of the Employee’s Base Salary (the “Discretionary Annual Performance Bonus”), based on Consultant’s achievement relative to certain performance goals (“Performance Goals”) to be established by the Board. The determination of whether Consultant has met the Performance Goals for any given year, and if so, the amount of any Discretionary Annual Performance Bonus that will be paid for such year, if any, shall be determined by the Board in its sole and absolute discretion. In order to be eligible to earn or receive any Discretionary Annual Bonus the Consulting Relationship must remain effective through and including the end of the year with respect to which such Discretionary Annual Performance Bonus is awarded and earned. Any awarded Discretionary Annual Performance Bonus will be paid no later than March 15th of the calendar year immediately following the calendar year with respect to which the Discretionary Annual Bonus was awarded (the “Bonus Payment Date”). Any bonus with respect to the 2020 calendar year, if any, will be prorated to reflect the period during which the Employee was employed.

(b)       Notwithstanding the foregoing, if the Company (A) terminates the Consulting Agreement without Cause pursuant to Section 4.4 or (B) in the event that the Consulting Agreement is terminated pursuant to Section 4.1 as a result of the Employee’s death or Permanent Disability (as defined in, and pursuant to Section 4.2), in any case prior to the last day of the calendar year with respect to which the Discretionary Annual Performance Bonus is to be paid, VAMI may receive, at the discretion of the Board, a prorated portion of any Discretionary Annual Performance Bonus, that the Board, in its sole discretion, may award (prorated, as to any such calendar year, through the date of such termination), which prorated portion shall be paid in any case on the Bonus Payment Date (the “Prorated Performance Bonus Payment”).

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3.        Stock Option Award

(a)       2020 Option Grant: The Company granted VAMI a conditional non-statutory stock option on June 8, 2020 (the “Stock Option”) having the terms set forth below. The Stock Option was subject to the execution of and delivery of a definitive employment agreement which condition has been satisfied and the Stock Option shall be effective as of the Effect Date of the Consulting Agreement. The Stock Option granted VAMI the right to purchase 2,500,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) at a purchase price of $2.60 per share, the closing price of the Company’s common stock on June 8, 2020. The Stock Option has a six-year term, and subject to the terms and conditions of the Stock Option Grant and Grant Agreement dated June 29, 2020 and effective July 1, 2020 (the “Grant Agreement”), vests and is exercisable at the prices set forth in the table below.

Vesting Date	Number of Shares Vesting	Initial Exercise Price
July 1 2020*	1,250,000	$2.60**
June 30, 2021***	1,250,000	$2.60**

 * The Effective Date of the Consulting Agreement; and

** Closing price of the Common Stock on June 8, 2020, the date of grant.

***One day before the 1st anniversary date of the Effective Date of the Consulting Agreement.

In the event that, following a Change of Control (as defined in the Grant Agreement), the Company Relationship is terminated on or prior to the 1st anniversary of Effective Date, then all unvested stock option hereunder, regardless of date or condition of vesting, shall vest as of the date of such termination. If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated.

The exercise price of the Stock Option shall be paid:

(i) in cash or by certified check or bank draft payable to the order of the Company;

(ii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Optionee, the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company;

(iii) at any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, pursuant to “a net issue” or “cashless” exercise basis; or

(iv) by any other procedure approved by the Board or its Compensation Committee, if any, or by a combination of the foregoing.

(b)       Pursuant to the terms of the Consulting Agreement VAMI has assigned and transferred the 2020 Option Grant to the Assigned Consultant and has directed the Company to issue the option directly to and in the name of the Assigned Consultant.

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(c)       The Board in its discretion may during the Consulting Term grant such additional equity awards to VAMI as it deems appropriate.

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